Exhibit 99.1

                               Corporate & financial news release

SCOTT’S LIQUID GOLD-INC. REPORTS THIRD QUARTER RESULTS

Third Quarter Update:

•	Net sales of $7.2 million for the third quarter of 2019, up from $6.4 million in the second quarter
•	Net income of $0.4 million for the quarter ($0.03 per share), as compared to a $0.7 million net loss in the second quarter

DENVER, COLORADO – November 12, 2019 – Scott’s Liquid Gold-Inc. (OTC: SLGD) today announced operating results for the three months ended September 30, 2019.

“I am pleased with the progress we made during the third quarter” stated President and Chief Executive Officer Mark Goldstein.  “We were able to resume Alpha shipments to China right at the end of September, which drove a profit during the third quarter.  While China is still a difficult business climate to navigate, we are optimistic we have turned a  corner.

Our integration of the high-quality, high-value, Kids ‘N’ Pets brands we acquired on October 1st has also gone well.  I am proud of the team’s efforts to drive shareholder value following the transaction.”

Net sales

Net sales for the three months ended September 30, 2019 decreased 25.9% compared to the same period in 2018.  This was primarily due to decreased Personal Care segment sales as a result of regulatory changes to OTC products in China.  As a result of these regulatory changes, we were unable to ship Alpha Skin Care products to China for the majority of 2019.  We have since obtained regulatory approval and resumed our Alpha export shipments to China in late September.  Our distributed product sales also decreased as a result of slower overall facemask category sales impacting our 7th Heaven Brands, as well as a slight decrease in our Scott’s Liquid Gold® Wood Care products.

Exhibit 99.1

Net Income

Net income for the three months ended September 30, 2019 was $0.4 million, compared to net income of $1.1 million for the three months ended September 30, 2018.  The $0.7 million decrease was primarily attributable to lower net sales and gross profits from our Alpha sales reduction, partially offset by our focus on more efficient advertising platforms, reduced brokerage commissions and internal labor costs, as well as lower income tax expense.

Our Household Products segment showed income from operations of $10,000 in the three months ended September 30, 2019, up from a net loss from operations of $127,000 in the same period in 2018. The improved results were primarily related to a focus on more efficient forms of advertising.

Cash Flow

Cash flow from operating activities was $1.1 million for the nine months ended September 30, 2019, as compared to $2.5 million for the same 2018 period.  While cash provided by operating activities decreased between the periods under comparison, which was primarily a result of lower net sales, net cash increased $1.7 million during the nine months ended September 30, 2019 due to our operational team’s efforts to reduce inventory.

About Scott’s Liquid Gold-Inc.

Scott’s Liquid Gold-Inc. is an American manufacturing and distribution company with a strong belief that Made in America is something to be proud of.  Over the last 65+ years we have developed a reputation for delivering high-quality, innovative products that consumers know and trust.

Our flagship product, Scott’s Liquid Gold® Wood Care, is a leader in its category and is known for bringing life back to and protecting all types of natural wood surfaces.

Scott’s Liquid Gold-Inc. also owns Neoteric Cosmetics, a skin and hair care company with a rich history of offering products that deliver high-quality, proven results that customers expect. Neoteric’s skin and hair care products are embraced and respected by both medical professionals and consumers alike and include brands such as Alpha® Skin Care, Prell®, and Denorex®.  Neoteric Cosmetics is also the proud American distributor of 7th Heaven skin care products and the specialty channel distributor for Batiste Dry Shampoo.

Exhibit 99.1

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$7,178	$9,686	$20,365	$27,921
Cost of sales	4,235	4,808	12,877	14,644
Gross Profit	2,943	4,878	7,488	13,277

Operating expenses:
Advertising	105	324	491	1,206
Selling	1,369	2,063	4,381	5,536
General and administrative	1,223	1,079	3,604	3,604
Total operating expenses	2,697	3,466	8,476	10,346
Income (loss) from operations	246	1,412	(988)	2,931

Interest income	28	-	89	-
Interest expense	(5)	(5)	(14)	(77)
Gain on sale of equipment	-	-	110	-
Income (loss) before income taxes	269	1,407	(803)	2,854
Income tax benefit (expense)	118	(340)	144	(699)
Net income (loss)	$387	$1,067	$(659)	$2,155

Net income (loss) per common share
Basic	$0.03	$0.09	$(0.05)	$0.18
Diluted	$0.03	$0.09	$(0.05)	$0.17
Weighted average shares outstanding
Basic	12,462	12,162	12,435	12,039
Diluted	12,462	12,540	12,582	12,581

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except par value amounts)

	September 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,110	$6,232
Accounts receivable, net	2,711	3,047
Inventories, net	7,030	7,817
Income taxes receivable	507	508
Prepaid expenses	350	546
Total current assets	17,708	18,150

Property and equipment, net	986	971
Deferred tax asset	384	234
Goodwill	1,521	1,521
Intangible assets, net	5,348	5,528
Operating lease right-of-use assets	2,299	-
Other assets	71	71
Total assets	$28,317	$26,475

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,943	$1,800
Accrued expenses	470	593
Operating lease liabilities, current portion	946	-
Total current liabilities	3,359	2,393

Operating lease liabilities, net of current	1,373	-
Total liabilities	4,732	2,393

Shareholders’ equity:
Preferred stock, no par value, authorized 20,000 shares; no shares issued and outstanding	-	-
Common stock; $0.10 par value, authorized 50,000 shares; issued and outstanding 12,462 shares (2019) and 12,408 shares (2018)	1,246	1,241
Capital in excess of par	7,220	7,063
Retained earnings	15,119	15,778
Total shareholders’ equity	23,585	24,082
Total liabilities and shareholders’ equity	$28,317	$26,475

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(659)	$2,155
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	552	626
Stock-based compensation	119	184
Deferred income taxes	(150)	(99)
Gain on sale of equipment	(110)	-
Change in operating assets and liabilities:
Accounts receivable	336	(242)
Inventories	787	400
Prepaid expenses and other assets	196	(27)
Income taxes receivable	1	(543)
Accounts payable and accrued expenses	40	33
Total adjustments to net (loss) income	1,771	332
Net cash provided by operating activities	1,112	2,487

Cash flows from investing activities:
Purchase of internal-use software	(286)	-
Purchase of property and equipment	(101)	(202)
Proceeds from sale of equipment	110	-
Net cash used by investing activities	(277)	(202)

Cash flows from financing activities:
Repayments of long-term debt	-	(1,200)
Proceeds from exercise of stock options	43	447
Net cash provided (used) by financing activities	43	(753)

Net increase in cash and cash equivalents	878	1,532

Cash and cash equivalents, beginning of period	6,232	4,114
Cash and cash equivalents, end of period	$7,110	$5,646

Supplemental disclosures:
Cash paid during the period for interest	$14	$39
Cash paid during the period for income taxes	$-	$1,342

Note Regarding Forward-Looking Statements

This news release may contain "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.

Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent filings with the Securities and Exchange Commission.

Investor Relations Contact:

Kevin Paprzycki, CFO

303.576.6032